Mail Stop 6010


      		September 1, 2005


Via U.S. Mail and Facsimile to (408) 586-3326

Mr. Robert J. Brilon
Chief Executive Officer
Chief Financial Officer
InPlay Technologies, Inc.
234 S Extension Road
Mesa, Arizona 85210



Re:	InPlay Technologies, Inc.
	Form 10-KSB for the Year Ended December 31, 2004
Form 10-QSB for the Quarter Ended March 31, 2005
            File No. 001-15069

Dear Mr. Brilon:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant